Exhibit 99.1

Press Release

F.N.B. Corporation Achieves Milestone $20 Billion in Assets through Completed

Merger with Metro Bancorp, Inc.

PITTSBURGH, PA – February 16, 2016 – F.N.B. Corporation (NYSE: FNB) today announced that on February 13, 2016, it successfully completed its merger with Harrisburg-based Metro Bancorp, Inc. (Metro). As a result of the merger, FNB has exceeded $20 billion in total assets and has expanded its regional retail delivery network to nearly 70 locations throughout 17 counties in central and eastern Pennsylvania. FNB has also assumed the number three retail deposit share position in the Harrisburg-Carlisle metropolitan statistical area through the completion of the merger and is now the second largest bank based in the state of Pennsylvania measured by total assets. After the close of trading Friday, February, 12, 2016, FNB was also included in the S&P MidCap 400 given its increased market capitalization.

“Our merger with Metro adds significant scale for FNB, and is both financially and strategically attractive,” said Vincent J. Delie, Jr., President and Chief Executive Officer of F.N.B. Corporation. “We are excited to welcome our new customers in Central Pennsylvania and to introduce them to our innovative approach to banking, which brings together our leading technology and commitment to personal service.”

FNB also elected former Metro Chairman and CEO, Gary Nalbandian, to both the FNB and First National Bank of Pennsylvania Boards effective March 1, 2016. FNB operates more than 300 full-service locations across Pennsylvania, Ohio, Maryland and West Virginia.

Shares of Metro will no longer be traded on the NASDAQ exchange.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states, including three major metropolitan areas. It holds a top retail deposit market share in Pittsburgh, PA, Baltimore, MD, and Cleveland, OH. F.N.B. has total pro-forma assets (with the recently completed merger of Metro Bancorp, Inc. and the proposed Fifth Third Bank branches) of $20.8 billion and more than 300 banking offices throughout Pennsylvania, Maryland, Ohio and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee. The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:

Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)

Lazzaro@fnb-corp.com

Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

Reel@fnb-corp.com